EXHIBIT 99.1.
Press release of Flushing Financial Corporation, dated April 5, 2005

CONTACT:

David Fry	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 759-0290
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial to Speak to Institutional Investors

FLUSHING, NY - April 5, 2005 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that, through an arrangement with Sandler O'Neill and Partners, L.P., it will make presentations to several institutional investors.

Michael J. Hegarty, Flushing Financial's President and Chief Executive Officer, John R. Buran, Flushing Financial's Executive Vice President and Chief Operating Officer, and David W. Fry, Flushing Financial's Senior Vice President and Chief Financial Officer, will make the presentations in New York City on April 7, 2005.

WHO	Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan and Nassau County.
WHAT	Presentations to several institutional investors through an arrangement with Sandler O'Neill and Partners, L.P..
WHEN/WHERE	New York City - April 7, 2005.
PRESENTATION
The presentation will focus on the Company's 2004 performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingsavings.com on Thursday, April 7, 2005, and will remain available through April 30, 2005.
RECENT NEWS
• February 22, 2005 - Flushing Financial Corporation declared an increase of 11 percent in its quarterly dividend on its common stock to $0.10 per common share.
• January 25, 2005 - Flushing Financial Corporation Reports 2004 Fourth Quarter and Year End Results.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

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